Filed pursuant to Rule 433 Registration Statement No. 333-158199-10 February 15, 2011 Liquid Alternative Beta Credit Suisse Long/Short Liquid Index (Net) Liquidity Transparency Diversification Credit Suisse AG ("Credit Suisse") has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering of securities. Before you invest, you should read the prospectus in that registration statement and the applicable pricing supplement, the underlying supplement dated June 24, 2010, the prospectus supplement dated March 25, 2009 and the prospectus dated March 25, 2009, to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Credit Suisse or any agent or dealer participating in an offering will arrange to send you the applicable pricing supplement, underlying supplement, prospectus supplement and prospectus if you so request by calling 1-800-221-1037.

What is Alternative Beta? Breakdown of the Investment Universe Overall Investment Universe Traditional Beta Alpha (Active manager universe) Hedge Fund Alpha Alternative Beta (Hedge Fund Beta) Alternative Beta Achieved through broad and diversified exposure to overall hedge fund returns (i.e. hedge fund indices) Similar to equity market beta Does not target absolute return Can be cost efficient access to overall hedge fund industry returns with enhanced liquidity and transparency Hedge Fund Alpha Achieved through concentrated exposure to high-conviction managers Characterized by single manager alpha-generating skill Targets absolute returns Subject to headline risks characteristic of hedge funds

Liquid Alternative Beta Goals Provide highly accessible, transparent and liquid exposure to alternative investment returns Seek to replicate aggregate hedge fund risk/return profiles (alternative beta) use quantitative modeling only consider liquid factors Credit Suisse Liquid Alternative Beta offers: Cost efficient access to the hedge fund risk/return profile Ability to create structured products Potential for tax efficient products A compelling core allocation for a hedge fund portfolio Enhanced liquidity

Credit Suisse Long/Short Liquid Index (Net) “CS L/S Liquid Index (Net)” The CS L/S Liquid Index (Net) is designed to correlate to the historical performance of the Dow Jones Credit Suisse Long/Short Equity Hedge Fund Index ("DJ CS L/S Index" or the "Target Index") by tracking the performance of non-hedge fund, transparent market measures. Target Index: DJ CS L/S Index Represents the net aggregate returns of approximately 150 long/short equity hedge fund managers Dow Jones Credit Suisse Hedge Fund Indices pioneered the measurement of alternative beta and were established in 1999 Asset-weighted index construction similar to traditional market indices, e.g. S&P 500®Calculated on a monthly basis and rebalanced quarterly Replication Index: CS L/S Liquid Index (Net) Represents the returns of 18 liquid investable market factors* weighted in accordance with an algorithm Transparent and rules-based construction methodology Calculated daily by NYSE and rebalanced monthly Selected Risk Factors The CS L/S Liquid Index (Net) is not a managed hedged fund and does not track the performance of any hedge fund or hedge funds. The performance of the CS L/S Liquid Index (Net) is not determined by the performance of the Target Index and may have no correlation to the performance of the Target Index. The CS L/S Liquid Index (Net) will not be adjusted for changes in hedge fund strategies. The CS L/S Liquid Index (Net) has limited history and may perform in unexpected ways. The Target Index tracks assets which involve additional risks that are not fully transparent; therefore, an investment linked to the CS L/S Liquid Index (Net) may be exposed to certain risks that cannot be fully accounted for based on an examination of the CS L/S Liquid Index (Net) or the market factors, as the factor weights of the market factors are subject to monthly adjustments based on changes in the Target Index. If a market disruption event has occurred on a scheduled rebalancing date, as determined by the index calculation agent, the index calculation agent may postpone the rebalancing date to a day on which no market disruption event exists, or effect the rebalancing of the CS L/S Liquid Index (Net) in a staggered fashion depending on the impact of the market disruption event on the relevant market factors. * Includes S&P 500, MSCI EM, Russell 2000, Russell 2000 Value, MSCI EAFE, Russell 2000 Growth, NASDAQ 100, CS High Price Momentum, CS Low Price Momentum, and 9 S&P Select Sector Indices

Benefits of Liquid Alternative Beta Liquid Alternative Beta offers exposure to alternative asset classes using liquid, tradable market instruments Hedge Funds offer certain risk/return characteristics but with associated risks: Lack of transparency Illiquidity Manager Risk Liquid Alternative Beta is not subject to these hedge fund risks and offers: Superior Liquidity Similar risk/return characteristics as a well diversified portfolio of hedge funds Hedging via inverse exposure Structured product capability Selected Risk Factors: The benefits of Liquid Alternative Beta may not be relevant to products linked to the CS L/S Liquid Index which may not correlate with benchmark performance. There is no assurance that the strategies underlying the CS L/S Liquid Index will be successful. While the CS L/S Liquid Index tracks the performance of non-hedge fund, transparent market measures, the benchmarks track a variety of nontransparent investments. Investments linked to the CS L/S Liquid Index are exposed to fees which may negatively impact their return.

Credit Suisse Long/Short Liquid Index (Net) (the "CS L/S Liquid Index (Net)" or the "Index")

Index Model The Index essentially tracks the following: Market factors selected and weighted according to the algorithmic methodology of the Index Hypothetical borrowing cost if the Index's exposure to market factors is leveraged (shorts) Certain charges and fees The Index is not a managed hedge fund and does not track the performance of any hedge fund or group of hedge funds The CS L/S Liquid Index (Net) is calculated in three sequential stages Input Historical index and factor data Base stage Fit returns of the target index using five equity index factors Only include significant factors Style stage Use residuals from the base stage (the portion of the target returns not explained by the base stage) Fit using style factors (value/growth and momentum) Only include significant factors Rotation stage Use residuals from the style stage Fit residuals using nine sector index factors Only one sector included at each rebalance with a maximum exposure of 25% Factor weights The above diagram illustrates the multi-stage rebalance process which the CS L/S Liquid Index (Net) uses on the historical returns of the DJ CS L/S Index to determine the exposure to each of the factors at each index rebalance. The process uses regression analysis to try to identify broad themes in the early stages and more granular themes in subsequent stages. Later stage regressions target only those returns not explained by earlier stages. After all stages have been completed, the coefficients of the regressions in each stage are combined to form the factor weights. This process is repeated monthly at each index rebalance using the most recent returns of the DJ CS L/S Index. Please see the full description of the CS L/S Liquid Index in the applicable pricing supplement.

Average Annual Market Factor Exposures* Index Average Annual Market Factor Exposures* Oct 2009 – Dec 2010 *Source: Credit Suisse. The above chart shows the monthly factor exposures of the CS L/S Liquid Index (Net) aggregated to a quarterly summary level. Bars represented above zero on the y-axis indicate a long exposure to those factors and bars below zero represent aggregate short exposure to the factors. The chart sets forth historical exposures of the Index from October 16, 2009 through December 31, 2010. Selected Risk Factors You will not have any rights in the securities constituting the market factors, the CS L/S Liquid Index (Net) or the Target Index. Your return on an investment linked to the CS L/S Liquid Index (Net) will not reflect the return of owning instruments whose returns track the individual market factors. The index committee may substitute one or more market factors with other indices or other market measures under certain circumstances. The components comprising market factors included in the CS L/S Liquid Index (Net) may have been issued by non-U.S. companies and, therefore, investments linked to the CS L/S Liquid Index (Net) may be subject to risks associated with non-U.S. securities markets.

Index Performance* Index Performance* November 2009 – December 2010 Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec YTD CS L/S Liquid Index (Net) 2009 -0.75% 1.19% 0.43% 2010 -1.50% 0.98% 3.52% 1.40% -3.71% -1.98% 3.26% -2.15% 5.36% 2.39% -1.18% 2.49% 8.79% DJ CS L/S Index 2009 1.92% 1.69% 3.64% 2010 -1.50% 1.32% 2.99% 0.29% -4.13% -2.07% 2.53% -1.12% 5.09% 2.00% 0.46% 3.42% 9.28% Performance Characteristics* November 2009 – December 2010 Credit Suisse Long/Short Liquid Index (Net) DJ CS L/S Index Annualized Return 7.89% 11.26% 1 Month 2.49% 3.42% 1 Year rolling 8.79% 9.28% 5 Year rolling (Annualized) 5.95% 6.37% YTD 8.79% 9.28% Annualized Volatility 9.03% 8.52% Sharpe Ratio 0.86 1.31 Cumulative Return 9.27% 13.26% Correlation to DJ CS L/S 0.92 1.00 Index *The above chart represents the cumulative returns of the CS L/S Liquid Index (Net) compared to the performance of the DJ CS L/S Index. The data for the Index set forth above do not account for the postponement of rebalancing dates. Historical performance is not indicative of future performance. The net version of the CS L/S Liquid Index includes 0.5% of index calculation fees. Source: Credit Suisse, Dow Jones Credit Suisse Hedge Fund Index, Bloomberg.

Credit Suisse Long/Short Liquid Index (Net) Exchange Traded Notes (the “ETNs”) Investment Terms ETN Ticker: CSLS Intraday indicative value ticker: CSLS.IV Bloomberg index ticker: CSLABLN ETN CUSIP: 22542D878 Primary exchange: NYSE Arca ETN annual investor fee: 0.45% Inception date: February 19, 2010 Credit Suisse Long/Short Liquid Underlying Index: Index (Net) Selected Risk Considerations: We have listed the ETNs on NYSE Arca under the symbol "CSLS.“ If an active secondary market in the ETNs develops, we expect that investors will purchase and sell the ETNs primarily in this secondary market. We have no obligation to maintain this listing on NYSE Arca or any listing on any other exchange, and may delist the ETNs at any time. Although the return on the ETNs will be based on the performance of the CS L/S Liquid Index (Net), the payment of any amount due on the ETNs, including any payment at maturity, is subject to the credit risk of Credit Suisse. Investors are dependent on Credit Suisse’s ability to pay all amounts due on the ETNs, and therefore investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the market value of the ETNs prior to maturity. While the CS L/S Liquid Index (Net) aims to replicate the performance of the DJ CS L/S Index by tracking the performance of non-hedge fund, transparent market measures, the DJ CS L/S Index tracks a variety of investments many of which are not transparent. The performance of the CS L/S Liquid Index (Net) may not correlate with the performance of the DJ CS L/S Index and there is no assurance that the strategy on which the Index is based will be successful. The ETNs do not have a minimum redemption or repurchase amount and are fully exposed to any decline in the CS L/S Liquid Index. Furthermore, the return at maturity or upon repurchase will be reduced by the fees and charges associated with the ETNs and the Index. Therefore, the level of the Index must increase by an amount sufficient to offset the applicable fees and charges. Tax consequences of the ETNs are uncertain and potential investors should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the ETNs. Historical performance of the CS L/S Liquid Index (Net) is not indicative of future performance. We cannot guarantee that the level of the CS L/S Liquid Index (Net) will be at a level that would result in a positive return on your overall investment in the ETNs. Investments linked to the CS L/S Liquid Index (Net) are exposed to different fees which may negatively impact the return on such investments. An investment in the ETNs involves significant risks. The selected investment considerations herein are not intended as a complete description of all risks associated with the ETNs. These risks are explained in more detail in the "Risk Factors" section of the applicable pricing supplement. You may access the applicable pricing supplement related to the ETNs discussed herein on the SEC website: http://www.sec.gov/Archives/edgar/data/1053092/000104746910006520/a2199400z424b2.htm You may access the prospectus supplement and prospectus on the SEC website at www.sec.gov or by clicking on the hyperlinks to each of the respective documents incorporated by reference in the pricing supplement.

Contacts Structured Products Michael Clark +1 212 325 5909 Stewart Oldfield +1 212 538 4407 Joe Leo +1 212 538 4408 www.credit-suisse.com/notes

Endnotes Dow Jones Credit Suisse Long/Short Equity Hedge Fund Index (“DJ CS L/S Index”or "Target Index”): An asset-weighted hedge fund index compiled by Credit Suisse Index LLC. S&P 500® Index (S&P 500): A capitalization-weighted index of 500 stocks designed to measure performance of the broad domestic economy. MSCI® Emerging Markets Index (MSCI EM): A free float-adjusted market capitalization index that is designed to measure equity market performance of emerging markets. Credit Suisse Long/Short Liquid Index (Net) ("CS L/S Liquid Index" or "Index"): A Credit Suisse proprietary index that is designed to correlate to the historical performance of the Dow Jones Credit Suisse Long/Short Equity Hedge Fund Index by tracking the performance of non-hedge fund, transparent market measures. NASDAQ-100 Index (Nasdaq 100): Includes 100 of the largest domestic and international non-financial securities listed on The Nasdaq Stock Market based on market capitalization. MSCI EAFE Index (MSCI EAFE): A stock market index that is designed to measure the equity market performance of developed markets (Europe, Australasia, Far East), excluding the US & Canada. Russell 200®0 Index (Russell 2000): A small-cap stock market index of the bottom 2,000 stocks in the Russell 3000® Index. Russell 2000® Value Index (Russell 2000 Value): Measures the performance of small-cap value segment of the U.S. equity universe. Russell 2000® Growth Index (Russell 2000 Growth): Measures the performance of the small-cap growth segment of the U.S. equity universe. Credit Suisse Low Price Momentum Index (CS Low Price Momentum): A custom market factor designed by Credit Suisse to track low price momentum movements in the markets. Credit Suisse High Price Momentum Index (CS High Price Momentum): A custom market factor designed by Credit Suisse to track high price momentum movements in the markets. S&P Select Sector Indices: Individual sector performance within the S&P 500 Index.